UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 21, 2005

Date of report (Date of earliest event reported)

Gramercy Capital Corp.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

420 Lexington Avenue New York, New York		10170
(Address of Principal Executive Offices)		(Zip Code)

(212) 297-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On June 21, 2005, Gramercy Capital Corp. (“Gramercy”) announced the pricing of a $1 billion commercial real estate collateralized debt obligation (a “CDO”).  Gramercy will utilize the proceeds of the CDO issuance to refinance its warehouse facilities and fund additional investment activities.

The CDO securities will be issued by two newly formed subsidiaries of Gramercy, and will consist of $810.5 million investment-grade notes, $84.5 million of non-investment grade notes and 10.5 million of preferred shares.  Gramercy expects to retain all of the non-investment grade securities and the equity in the CDO issuer.  At issuance, the weighted-average interest rate of the investment grade securities will be three-month LIBOR plus 49 basis points, excluding transaction costs.  The CDO will have an expected term of up to ten years and provides for a five-year reinvestment period during which Gramercy can utilize the proceeds of loan repayments to finance new investments.  Gramercy expects the transaction to close on or about July 14, 2005, subject to satisfaction of customary closing conditions.

The offering of the securities referred to herein will be made to certain initial purchasers pursuant to a private placement.  The initial purchasers will sell or offer the securities within the United States to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in accordance with Regulation S under the Securities Act.

A copy of the press release announcing the pricing of the commercial real estate CDO is attached hereto as Exhibit 99 and incorporated by reference herein.

Item 9.01  Exhibits

(c)  Exhibits

Press Release dated June 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2005

	By :	/s/ Robert R. Foley
	Name:	Robert R. Foley
	Title:	Chief Financial Officer